                                                                     FORM 10-QSB


            UNIVERSAL FRANCHISE OPPORTUNITIES CORP. AND SUBSIDIARIES

                                 EXHIBIT 11(a)
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                                   For the six months ended
                                                          June 30,
                                                 ----------------------------
                                                   1995              1994
                                                   ----              ----
PRIMARY

Income (loss) from continuing
  operations                                     ($  418,315)     ($  644,040)

Income (loss) from discontinued
  operations                                     ($  241,499)      $   16,916
                                                 -----------      -----------

Net income (loss)                                ($  659,814)     ($  627,124)
                                                 ===========      ===========

Weighted average number of common
  shares outstanding during the
  period                                           2,812,980        2,812,980
                                                 ===========      ===========

Primary income (loss) per common
  share-continuing operations                    ($     0.15)     ($     0.23)

Primary income (loss) per common
  share-discontinued operations                  ($     0.08)      $     0.01
                                                 -----------      -----------

Primary income (loss) per common
  share                                          ($     0.23)     ($     0.22)
                                                 ===========      ===========